Exhibit 99.1
Earnings Call Transcript Q2/2009 FINAL
RAE Systems Inc. (AMEX:RAE)
Q2 2008 Financial Release Conference Call
August 5, 2009, 2:00 pm PST
The Operator:
Ladies and Gentlemen, thank you for standing by. Welcome to the RAE Systems Inc. second quarter 2009 earnings conference call. (Caller Instructions — listen only mode, how to indicate for questions, reminder call is being recorded). I would now like to turn the call over to Bob Durstenfeld, Director of Investor Relations.
Mr. Bob Durstenfeld:
Thank you. Good afternoon, everyone, and thank you for joining us today. With me today are Robert Chen, our Chief Executive Officer, Randy Gausman our Chief Financial Officer is ill today, so I will be reading his portion of the financial report.
If you have not seen today’s earnings release, it can be retrieved from our website at raesystems.com, or from Market Wire, Yahoo Finance or similar websites. If you would like a replay of this conference call, it can be retrieved two hours after this call from our website or from links in the call announcement.
I would like to remind you that the matters that we will be discussing today include forward-looking statements, as that term is used in Section 21E of the Securities Exchange Act of 1934, and as such, are subject to risks and uncertainties. Forward-looking statements may include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at www.sec.gov or our website. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.
As a reminder, we will not be commenting on analyst models.
Today, Bob Chen will review our second quarter highlights and business outlook for 2009. Randy
Gausman is ill today, so I will be reading the financial results for the second quarter ended June
30, 2009. Following a brief summary by Bob Chen, we will open up the call for questions and answers. Please note that we are working from different locations today and there may be slight delays in the phone connections.]

I’ll now turn the call over the Bob Chen. Bob, go ahead please?
Mr. Bob Chen:
Thank you Bob.

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We reported 19.9 million dollars in revenue for the second quarter of 2009. While less than we anticipated, this is 4 percent higher than the first quarter of 2009.
Our second quarter results have been impacted by the global economic crisis and RAE Fushun under performance. Therefore, we made significant senior management changes at RAE Fushun that we expect to deliver long-term improvements.
Regardless, our products are still in demand. We have seen — what we believe to be — a temporary shift from our high-end, high-margin specialty instruments and systems to our compliance instruments. Some of our customers are delaying their capital expenditures until the economic recovery becomes more certain. Customers are currently focused on keeping their existing instruments working longer. As a result, orders for spare parts and services have increased. Our diverse product offering positions us to capture this demand as we leverage our large installed base and our proprietary consumable products including sensors, replacement photoionization detectors, consumables, and calibration-gas.
We continue to innovate and deliver new products. Since cost effectiveness is a concern for everyone, we are particularly proud of our next generation of wireless solutions that further reduce operating costs and increase productivity for our customers. A great example of this is our MeshGuard family of wireless gas monitors, which is targeted at the oil and gas drilling and exploration markets. The companies and contractors within this market need to quickly deploy gas detection safety-nets prior to beginning operations to protect both workers and equipment from toxic or corrosive gases as well as potential explosions. MeshGuard saves both time and money with its ease of deployment and the access to real time information.
As I stated last quarter, we still believe that there is on-going business opportunity in countries with strong worker safety regulations and regulatory compliance programs. In fact, to address this opportunity, we introduced a new instrument to our AutoRAE calibration family, the AutoRAE Lite for QRAE II, which gives customers a faster calibration platform and automates daily tests.
Our business focus continues to be in 5 key global markets: First, Oil and Gas; Second, Hazardous Material Management; Third, Industrial Safety; Fourth, Civil Defense; and Fifth Environmental Remediation.
Here are some highlights from the second quarter:
•	First, in the Oil and Gas market, key wins include:
o	The sale of UltraRAE 3000 Benzene monitors, ToxiRAE3 single gas monitors, QRAE 2 4-gas monitors and AutoRAE Lite calibration stations to multiple refineries, chemical plants and pipelines in United States and Europe.

o	Our first order in the United States for our new MeshGuard, single gas wireless monitor.

o	The sale of wireless AreaRAE Rapid Deployment Kits to several large global oil refineries.

o	We won the bid to provide a custom-configured AreaRAE Wireless Gas-Detection System to the Puguang Gas Field in China. This Gas Field is located in northeastern

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region of Sichuan province, and is one of the biggest gas fields in China with 250 billion cubic meters of reserve. The strata in northeastern Sichuan are rich in Sulfur, producing the toxic gases hydrogen sulfide and sulfur dioxide creating demand for detection equipment. We now have a 240 head, wireless sensor network deployed in 106 sites to provide real-time monitoring in the Puguang Gas Field. This creates what we believe to be a significant opportunity to deploy additional AreaRAE monitors in the future.
•	Second, in the Hazardous Material Management market, our success continues with serving fire departments worldwide. We sold ppbRAE 3000 VOC monitors, EntryRAE 5-gas monitors, HazRAE decision support tools and wireless AreaRAE Rapid Deployment Kits in Brunei, New Zealand, Taiwan and the United States.

•	Third, in the Industrial Safety market, we sold ppbRAE’s, MultiRAE Plus and MultiRAE IR Carbon Dioxide monitors, AutoRAE calibration stations and EntryRAE 5-gas monitors to companies in Korea, Taiwan, Canada and Malaysia. We also received orders for gas detection and safety equipment from three steel mills in China.
o	Also, our Fushun operation was working to close an order for a second deployment of the digital mine system. This project will include wireless communication, worker tracking and safety automation control. We expect to receive this order in the third quarter.
•	Fourth, in the Civil Defense market,
o	We added two additional states to the New York Hazardous Incident Response Equipment purchasing agreement, which allows states and municipalities to buy our equipment without an open bid process.

o	In the United States we received an order from the Federal Emergency Management Agency’s “Urban Area Security” Initiative for AreaRAE wireless monitors and AreaRAE Rapid Deployment Kits. We believe this order is a result of the U.S. government’s economic stimulus funding. Also, we received a large order from the Washington D.C. Capitol Police for additional wireless equipment used for public venue protection.

o	And, both the U.S. Army and Navy ordered MultiRAE Plus 5-gas monitors.
•	Fifth, in the Environmental Monitoring and Remediation market, in response to a chemical plant explosion accident in Ohio, we sold MultiRAE Plus and AreaRAE monitors, as well as RAELink 3 modems and monitors to provide worker protection during the environmental clean-up operations. We sold ppbRAE’s to a large Korean auto manufacturer for indoor air quality monitoring, as well as, to several environmental remediation companies in China.
With that, I would now like to turn the call over to Bob Durstenfeld to read the CFO section with the financial comments. Bob, please go ahead.
Mr. Bob Durstenfeld
Thank you, Bob.

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Looking at the second quarter financial results in greater detail, revenue of $19.9 million was a 4 percent improvement over the first quarter of 2009 and a 19 percent decrease from the second quarter of 2008. The decrease in second quarter revenue, compared with the prior year, generally reflected the impact of the economic slowdown across all of our regions and the under performance of RAE Fushun. As a result, we have made senior management changes that we expect to improve long-term performance.
In the second quarter, the Americas contributed 42 percent of our total revenue, Asia contributed 41 percent and Europe contributed 17 percent.
Gross margin for the second quarter was 50 percent, compared with 53 percent for the same quarter of 2008. The decline in the gross margin was primarily due to lower sales volume in all regions, a temporary shift away from higher margin products, particularly in Asia and unfavorable foreign exchange fluctuations in our European operations.
Sales and marketing expenses were $4.8 million in the second quarter of 2009, or 24 percent of revenue, compared with $5.4 million, or 22 percent of revenue, for the second quarter of 2008. This decrease in spending was primarily due to reduced participation at tradeshows in the Americas and reductions in travel and entertainment expenses in China, as we begin to shift more sales to distribution.
Research and development spending was $1.4 million or 7 percent of revenue, compared with $1.5 million or 6 percent of revenue from the prior year’s second quarter.
G&A expenses were $5.7 million or 29 percent of revenue, compared with $5.6 million or 23 percent of revenue for the second quarter of 2008. The increase in G&A spending was primarily due to an increase in the reserves for bad debts in China and the Americas reflecting slowing collections of certain customers’ accounts receivable.
Overall, second quarter 2009 operating expenses were $11.9 million or 60 percent of revenue compared with $12.6 million or 51 percent of revenue for the second quarter of 2008.
The second quarter net loss was $2.3 million or $0.03 per share, compared with a net loss of $0.5 million or $0.01 per share for the second quarter of 2008. The increase in our net loss position was attributable to the decline in our sales volume and gross profit resulting from the persistent world-wide economic recession.
For the six months ended June 30, 2009, revenue was $39.0 million compared with $42.5 million for the same period in 2008. The net loss for the six months ended June 30, 2009 was $3.2 million compared with $2.8 million for the same period in 2008. The net loss per share was $0.05 for the six months ended both June 30, 2009 and 2008.
Focusing on the balance sheet, we had cash of $15.3 million at June 30, 2009, compared with $14.8 million at December 31, 2008.
▪	Cash provided by operating activities for the six months ended June 30, 2009 was $2.5 million, which consisted of a $3.2 million loss from operations adjusted for non-cash

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expenses of $2.0 million, cash generated from a reduction in working capital of $3.4 million and other non-cash items of $0.3 million.

▪	Purchases of property and equipment in the first half of 2009 were $2.0 million, which included $1.5 million for the acquisition of land use rights in Shanghai for the future relocation of our manufacturing and administration facility.
Accounts receivable declined by approximately $2.0 million to $19.0 million at June 30, 2009, compared with December 31, 2008. DSOs were 105 days at quarter end, compared with 111 days at March 31, 2009 and 95 days at December 31, 2008. Although DSOs have improved slightly this past quarter, there has been a slowing of collections in certain customer accounts in China and the Americas.
Net inventory decreased by $3.1 million to $14.5 million for the quarter ended June 30, 2009, compared with $17.6 million at December 31, 2008. Inventory turn was 1.8 times in the second quarter, compared with 2.0 times for the first quarter of 2009. We had 160 days of inventory compared with 179 days of inventory at March 31, 2009. The decrease in days of inventory in the second quarter was due to reduced inventories across all regions. Our manufacturing operations have been focused on controlling stocking levels and purchases of raw materials to drive down our investment in inventory levels.
Now, I will comment on our forward looking guidance. The world-wide economic outlook for 2009 is still very uncertain and given this uncertainty combined with our first half revenue performance, particularly at RAE Fushun, we now expect full year 2009 revenue to be lower than we last reported. Our expectation is that revenue for the full year will be in the range of $83.0 million to $ 86.0 million. Because of the lower revenue expectation for the year, we now expect to report a net loss for the year.
Now, I will turn the call back over to Bob Chen for his closing remarks.
Mr. Bob Chen
Thank you, Bob,
     During the second quarter, much of the revenue was due to our solid sales efforts in capturing opportunities in the global energy and government markets. We will continue to watch all of our markets carefully and to work with our customers to identify opportunities to cross-sell products, especially consumables.
     The global economic slowdown has impacted our business, but the long-term demand for our products is expected to remain strong. We provide products that address the safety needs of industries worldwide, including our VOC monitors, which will remain necessary to detect hazardous materials. Our wireless initiative remains a key differentiator for RAE Systems as it enables us to enter new markets as well as provide cost-savings to our customers. Our product line, including the AreaRAE, MeshGuard and AutoRAE Lite creates value for our customers as they look to increase productivity and flexibility and reduce their operating costs.
     We are being prudent in our use of cash. As the global economies recover we believe that we

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are well positioned to compete.
Operator, please open the call to questions at this time.
Q&A Session
Operator
Yes, sir. (Operator Instructions). Our first question comes from the line of Brian Ruttenbur with Morgan Keegan. Go ahead.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay, thank you very much. First of all, let me do some housekeeping. Share count, basic and diluted, what was that in the quarter?
Bob Durstenfeld, RAE Systems Inc. — Director IR
Brian, I don’t think we have that number in front of us- it should be in the Tables.
Brian Ruttenbur, Morgan Keegan — Analyst
I just did not see that in the Tables.
Bob Durstenfeld, RAE Systems Inc. — Director IR
I’m sorry, the share count is 59,359,000 shares.
Brian Ruttenbur, Morgan Keegan — Analyst
Is that basic or diluted?
Bob Durstenfeld, RAE Systems Inc. — Director IR
That’s basic.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay. Do you have a diluted number?
Bob Durstenfeld, RAE Systems Inc. — Director IR
I do not have that in front of me. It may be the same.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay. Can you give us an update on the investigation in China?
Bob Durstenfeld, RAE Systems Inc. — Director IR
BobChen , go ahead.
Bob Chen, RAE Systems Inc. — CEO
We have turned in all the investigation to the DOJ and we’re continuing to provide information to DOJ and SEC and they’re going through the process. So we’re hoping to get it resolved pretty soon.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay. Can you say how much you spent on litigation expense in the quarter?
Bob Durstenfeld, RAE Systems Inc. — Director IR
It wasn’t a significant amount, not enough to be material.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay, and your cash increased from first quarter to second quarter primarily because of lower DSOs, is that right?
Bob Durstenfeld, RAE Systems Inc. — Director IR
That’s correct.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay, was there anything else that pushed cash up, or is it all DSOs?
Bob Durstenfeld, RAE Systems Inc. — Director IR
DSOs and just managing inventory.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay. And then the China recovery kind of stepping back, you’re shaking up management;

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what’s going on there? When can we expect — as I understand it, China is still growing. Can you give us some kind of update on what you anticipate as growth out of China, out of your business in 2009 and 2010?
Bob Chen, RAE Systems Inc. — CEO
Our China business is two parts. One is the RAE Beijing. That business we’re selling all the RAE products and some fixed products. That product is doing very well and I’m very pleased to see that continue to run very efficiently and very good growth in that part of the organization.
Brian Ruttenbur, Morgan Keegan — Analyst
So that part of the organization is actually up year over year?
Bob Chen, RAE Systems Inc. — CEO
Yes. It is profitable and everything is doing very well.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay.
Bob Chen, RAE Systems Inc. — CEO
The RAE Fushun is the Coal Mine Safety business, which we have a joint venture with 70%/30%. That plan was the formerly state-run enterprise and was located in downtown with a former Soviet Union-type of style building. And we have a joint venture and took their good assets to form the joint venture, and we went to relocate that business into a modern industrial park. During the transition we wanted to maintain stability and capture the value, so we retained the old management in the form of state enterprise. So in October last year we moved into the new building, and also in early part of this year we found out the old management could not continue to give us consistent and sustainable growth. So we captured from our experience from RAE Beijing where we put into place RAE Systems’ management and we turned RAE Beijing into a very good modern enterprise. So we are applying the same experience and so we changed the management in RAE Fushun and so we’re putting in our best management team and finance control and sales management and senior management, and we believe we applied the same successful experience we had with RAE Beijing. We believe that experience we had in RAE Beijing give us a good, long-term improvement at RAE Fushun.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay, and how much is RAE Fushun down year over year?
Bob Durstenfeld, RAE Systems Inc. — Director IR
Brian, we don’t generally break that out.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay, and then in the US, is there anything in the fiscal ‘10 budget or in the stimulus that will help your business?
Bob Durstenfeld, RAE Systems Inc. — Director IR
We’ve seen some stimulus revenue, this Urban Security initiative on the Eastern Seaboard is definitely a result of that, and we’ve seen some business in the second and we expect some other business from that in the third quarter. We’re actually seeing that money trickle out a little bit slower than any of us expected. I’m sure that some of the other companies that you follow have said similar things, but we’re following it as carefully as we can.
Brian Ruttenbur, Morgan Keegan — Analyst
How much money is potentially something that you can address in the fiscal ‘10 or the stimulus?
Bob Durstenfeld, RAE Systems Inc. — Director IR
I don’t have a good answer for ‘10 yet.
Brian Ruttenbur, Morgan Keegan — Analyst
How about the stimulus?
Bob Durstenfeld, RAE Systems Inc. — Director IR

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The stimulus, a lot of the money that’s going into FEMA and Homeland Security for equipment is addressable by us. Certainly, there’s some additional FEMA money. There are some additional First Responder grants that have come out of the stimulus. And then there are some secondary Urban initiatives going on that we’re also tapping into.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay, thank you very much.
Operator
(Operator Instructions). Thank you, ladies and gentlemen, that does conclude our Q&A session. I’ll turn the call over to Mr. Chen for any closing remarks. Please proceed, sir.
Mr. Bob Chen
While the recession has impacted our global customer spending, our wireless product initiatives address the continued demand for time and life critical information. Many of our new products enable our customers to increase their productivity while benefiting from reduced operating costs. We are leveraging our installed base and our proprietary consumable products to capture the demand from customers who are delaying their capital expenditures in favor of purchasing spare parts and services. We believe our mix of new and existing product offerings positions us well to benefit when the global economy begins to improve. I would like to thank you for your continued support of RAE Systems and look forward to speaking with you on our third quarter conference call.
Operator
Ladies and gentlemen, this now concludes the second quarter 2009 earnings call for RAE Systems. Thank you for joining in, you man diconnect.

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